Exhibit 10.4

AUTOMATIC DATA PROCESSING, INC.

SUPPLEMENTAL OFFICERS RETIREMENT PLAN

     The purpose of this Supplemental Officers Retirement Plan (the "Plan") is to provide an additional means by which AUTOMATIC DATA PROCESSING, INC. may attract, retain and encourage the productive efforts of a select group of corporate vice presidents and more senior corporate officers who provide valuable services to AUTOMATIC DATA PROCESSING, INC. and its subsidiaries. The Plan provides supplemental retirement benefits to qualifying participants.

     The Plan is as follows:

ARTICLE I

DEFINITIONS

     The following terms when used in this Plan shall have the designated meaning, unless a different meaning is clearly required by the context.

     1.1       Annual Plan Benefit. The Annual Plan Benefit shall be the annual amount of a Participant's Plan benefit calculated in accordance with the provisions of Section 3.1 below.

     1.2      Annual Benefit Multiplier. The Annual Benefit Multiplier shall be 1-1/2%.

     1.3      Committee. Three board members or senior officers of the Corporation appointed from time to time by the Board of Directors of the Company.

     1.4      Board. The Board of Directors of the Company.

     1.5      Code. The Internal Revenue Code of 1986, as amended.

     1.6      Company. Automatic Data Processing, Inc. ("ADP") and its subsidiaries, and ADP's successors.

     1.7      Early Retirement Date. The date on which a Participant attains age sixty (60).

     1.8      Final Average Annual Pay. The average annual compensation of a Participant for the five full consecutive calendar years during his Future Service period during which he received the largest total amount of compensation. For this purpose, a Participant’s “compensation” shall mean the total compensation actually paid or accrued by the Company to or for such Participant including, without limitation, bonuses paid or accrued (other than any bonuses paid or accrued under the Company’s three-year GIP growth incentive plan), performance incentive payments and the like and restricted stock plans and programs (other than (A) the Company’s 2005 fiscal year and 2006 fiscal year broad-based performance-based restricted stock programs (PBRS) in which all “letter grade” associates participated and (B) the Company’s two-year accelerated revenue PBRS programs (i.e. the ARPs), the first of which commenced in the Company’s 2007 fiscal year), and excluding relocation pay, compensation derived from stock options, stock appreciation rights or any similar plans; provided that, notwithstanding anything to the contrary set forth herein, amounts deferred at such Participant’s election under a plan described in section 401(k) of the Code, and the value (at time of grant) of any stock option grant made in lieu of a bonus payment, shall be included in such Participant’s compensation.The Company’s chief executive officer shall determine the value of any stock option grant made in lieu of a bonus payment, which value shall not, in any event, be: (i) greater than the “target bonus” amount of the stock option grant was made in lieu of (the “Substituted Amount”) or (ii) less than the amount such Participant would have received had the foregoing stock option grant not been made and the normal bonus “scoring” methodology been applied to the Substituted Amount, provided that such amount shall not exceed the Substituted Amount. The value of such stock option grant shall be included in a Participant’s compensation in the calendar year in which the bonus (which the stock option was granted in lieu of) would have otherwise been paid or accrued. The value (on the date that restrictions lapse) of a Participant’s restricted stock with restrictions lapsing during the Company’s fiscal year that begins during the applicable calendar year shall be included in the Participant’s compensation for such calendar year; provided that, in the case of restricted stock that is includable in a Participant’s compensation for calendar year 2007, the value of such restricted stock will be determined by multiplying (a) the price of a share of the Company’s common stock on the date the restrictions thereon lapse (determined consistently with past practice), by (b) the number resulting from multiplying the aggregate number of includable restricted shares by a fraction, the numerator of which is the “last trade” price of a share of the Company’s common stock on the trading date immediately prior to the date the Spin-off occurs and the denominator of which is the “first trade” price of the Company’s common stock on the trading date on which the Spin-off has occurred.

     1.9       Future Service. A Participant's period of full calendar years of continuous employment with the Company after his Plan participation has begun. Leaves of absence of less than six months may be taken into account as Future Service, to the extent provided by the Committee. The Committee may, in the applicable Supplement, grant a Participant prior service credit for determining the length of his Future Service period. In addition, at the discretion of the Company’s Chief Executive Officer, for the calendar year in which a Participant incurs either an involuntary severance or severance which entitles the Participant to severance pay under the Company’s severance policy, the Participant shall be credited with one full calendar year without regard to when such severance pay terminates. Such service shall in no event be duplicative of service otherwise credited under the Plan and shall not be extended under this provision beyond the calendar year in which the severance pay commences.

     1.10      Government Sponsored Plan Benefits. The annual amount of benefits to which a Participant is entitled on his Normal Retirement Date under all government sponsored retirement benefit plans (including, without limitation, Participant's Social Security benefits). A Participant's government sponsored retirement plan benefits shall be expressed as an annual amount in the form of an actuarially equivalent straight life annuity starting on his Normal Retirement Date.

     1.11      Maximum Annual Benefit Limitation. The Maximum Annual Benefit Limitation shall be 25% of a Participant's Final Average Annual Pay.

     1.12      Normal Retirement Date. The date on which the Participant attains age sixty-five (65).

     1.13      Other Retirement Benefits. The sum of the Participant's Private Sector Plan Benefits and his Government Sponsored Plan Benefits.

     1.14      Participant. An individual who has been designated as a Participant by the Committee pursuant to Article II.

     1.15      Pension Plan. Automatic Data Processing, Inc. Pension Retirement Plan.

     1.16      Private Sector Plan Benefits. The annual amount of benefits to which a Participant is entitled on his Normal Retirement Date under all retirement plans maintained by the Company (other than this Plan), or by any former or subsequent employer of Participant (other than a governmental body covered by Section 1.10 above), whether as a periodic payment, as a lump sum, or otherwise. A Participant's Private Sector Plan Benefits shall be expressed as an annual amount in the form of an actuarially equivalent straight life annuity starting at his Normal Retirement Date.

     1.17      Spin-off. The tax-free spin-off of the Company’s Brokerage Services Group business.

     1.18      Supplement. A supplement attached to and made a part of this Plan, which shall set forth for each Participant any special conditions applicable to him.

     1.19      Termination of Employment. References hereunder to a Participant's termination of employment, the date a Participant's employment terminates and the like, shall refer to the ceasing of the Participant's employment with the Company for any reason.

     1.20      Vested Percentage. Except to the extent set forth in Sections 3.4 and 5.5, until a Participant completes 5 full calendar years of Future Service, such Participant's Vested Percentage shall be 0% and he shall not be entitled to any Plan benefits hereunder. Upon completing 5, 6, 7, 8, 9, and 10 or more full calendar years of Future Service, a Participant's Vested Percentage shall be 50%, 60%, 70%, 80%, 90%, and 100%, respectively. The Committee may, in the applicable Supplement, grant a Participant prior service credit for determining his Vesting Percentage purposes. Any Participant who has passed the age of 55 and served as a corporate officer for more than 5 years as of the effective date of this Plan, January 1, 1989, shall be 100% vested in all of his plan benefits hereunder.

ARTICLE II

ELIGIBILITY

     (a)     The Committee may at any time and from time to time (but prospectively only) designate any corporate vice president or any more senior corporate officer of the Company as a Participant in the Plan; provided that such person participates to the maximum extent permissible in the Company's other retirement plans (including, without limitation, the Automatic Data Processing, Inc. Retirement and Savings Plan and the Automatic Data Processing, Inc. Pension Retirement Plan) during the entire period he is a Participant in the Plan.

     (b)     A person shall automatically cease to be a Participant on the earlier to occur of the date on which: (i) he is no longer a corporate vice president or a more senior corporate officer of the Company; or (ii) he ceases to participate to the maximum extent permissible in the Company's retirement plans (including, without limitation, the Automatic Data Processing, Inc. Retirement and Savings Plan and the Automatic Data Processing, Inc. Pension Retirement Plan).

ARTICLE III

RETIREMENT BENEFITS

     3.1       In General.

     (a)     A Participant's Annual Plan Benefit is the product of (i) his Final Average Annual Pay, (ii) his Future Service period, (iii) the Annual Benefit Multiplier and (iv) his Vested Percentage, then subtracting from such product the amount payable under the Pension Plan pursuant to a transfer from the Plan to the Pension Plan; provided that, in no event, may the Participant’s Annual Plan Benefit exceed the Maximum Annual Benefit Limitation applicable to him (including any amount transferred to the Pension Plan).

     (b)     In addition, the Annual Plan Benefits otherwise payable to a Participant under the Plan's basic benefit formula set forth in Section 3.1(a) above shall be reduced to the extent necessary to cause the total of (i) Participant's Annual Plan Benefits and (ii) Participant's annual Other Retirement Benefits not to exceed 60% of Participant's Final Average Annual Pay.

     (c)     A Participant's benefits under this Plan shall be expressed as an annual amount in the form of a straight life annuity or, at the Committee's election, another actuarially equivalent payment option (other than a lump sum).

     3.2      Normal Retirement Benefit. Unless the Participant has commenced payments under the Plan pursuant to Section 3.3 below, the Company will pay the Participant a monthly benefit, starting on the first of the month after Normal Retirement Date and ending with the payment for the month in which his death occurs; provided that no benefit shall be paid hereunder unless and until such Participant has ceased to be employed by the Company. Such monthly benefit shall be one-twelfth of such Participant's Annual Plan Benefit determined in accordance with the provisions of Section 3.1 above.

     3.3      Early Retirement Benefit. The Company will pay the Participant a monthly benefit starting on the first of the month following his Early Retirement Date and ending with the payment for the month in which his death occurs; provided that no benefit shall be paid hereunder unless and until such Participant has ceased to be employed by the Company. Such monthly benefit shall be in an amount equal to the product of the monthly benefit the Participant would have received under Section 3.2 if the Participant had commenced receiving payments under the Plan on his Normal Retirement Date, actuarially reduced to reflect the commencement of the payment of Plan benefits before his Normal Retirement Date.

     3.4      Disability Retirement Benefit. If a Participant shall incur a Disability while employed by the Company, the Company shall pay such Participant a monthly benefit starting on the first day of the calendar month after the date his Disability begins and ending with the payment for the calendar month in which his death occurs or his disability ends, whichever occurs first. Such monthly benefit (which shall not be reduced by, and shall not reduce, the benefits, if any, payable to a Participant under the Company's Long Term Disability Insurance Program) shall be calculated in the same way as an Early Retirement benefit under Section 3.3, based on his Final Average Annual Pay when his Disability begins (which will, for purposes of this Section 3.4 only, be determined over less than five full consecutive calendar years to the extent that his Future Service period is less than five years), except that (i) the Vested Percentage shall always be 100%, (ii) there shall not be any actuarial reduction to reflect the commencement of the payment of benefits before his Normal Retirement Date, and (iii) there shall not be any Future Service period accrual during his Disability. For purposes of this Section 3.4, "Disability" shall have the same meaning, and shall be determined in the same manner, as it is determined under the Company's Long Term Disability Insurance Program as in effect on the date the Disability begins.

     3.5      No Duplication. In no event shall benefits become payable to any Participant under more than one Section of this Article III.

ARTICLE IV

FORFEITURES

     4.1       Forfeiture for Competitive Employment. If a Participant violates the non-competition provisions of any agreement he has entered into with the Company after his employment terminates, or if his employment with the Company is terminated on account of his dishonesty or gross negligence, such Participant shall forever and irrevocably forfeit all benefits otherwise due him under the terms of the Plan.

     4.2       Limitation. If any provision of this Article IV shall be unenforceable as a matter of law, it shall be construed to apply to the greatest extent permitted by law so as to give effect to its intended purposes.

ARTICLE V

CONDITIONS RELATED TO BENEFITS

     5.1       Administration of Plan. The Committee shall administer the Plan and shall have the sole and exclusive authority to interpret, construe and apply its provisions. The Committee shall have the power to establish, adopt and revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan and the operation of the Committee's activities in connection therewith. All decisions of the Committee shall be by vote or written consent of the majority of its members and shall be final and binding. Members of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee, but a member of the Committee shall not vote or act upon any matter which relates solely to such member in his capacity as a Participant.

     5.2      Grantor Trust. The Committee may, at its discretion, have the Company create a grantor trust (within the meaning of section 671 of the Code) in connection with the adoption of this Plan to which it may from time to time contribute amounts to accumulate an appropriate reserve against its obligations hereunder. Notwithstanding the creation of such trust, the benefits hereunder shall be a general obligation of the Company. Except to the extent that the benefit amounts payable hereunder have been specifically transferred for an identified Participant into the Pension Plan pursuant to the terms and conditions of the Pension Plan and are payable thereunder, a Participant shall have only a contractual right as a general creditor of the Company to the amounts, if any, payable hereunder and such right shall not be secured by any assets of the Company or the trust.

     5.3      No Right to Company Assets. Except to the extent that benefit amounts have been specifically transferred for an identified Participant into the Pension Plan pursuant to the terms and conditions of the Pension Plan and are payable thereunder, neither a Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of the Company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which the Company may set aside in anticipation of a liability hereunder, nor in any policy or policies of insurance on the life of a Participant owned by the Company.

     5.4      No Employment Rights. Nothing herein shall constitute a contract of continuing employment or in any manner obligate the Company to continue the service of a Participant, or obligate a Participant to continue in the service of the Company, and nothing herein shall be construed as fixing or regulating the compensation paid to a Participant.

     5.5      Company's Right to Terminate and Amend. The Company reserves the right in its sole discretion at any time to amend the Plan in any respect or terminate the Plan. Notwithstanding the foregoing, no such amendment or termination shall reduce the amount of the benefit theretofore vested by any Participant or change the conditions required to be satisfied to receive payment of such past accrued benefit based on the provisions of the Plan as theretofore in effect. For this purpose, the amount of a Participant's accrued benefit as of the date of any plan amendment or termination shall be determined as if the Participant was then retiring in accordance with Section 3.3 with his actual Vested Percentage accrued as at such date; provided that if the Company is terminating the Plan and if a Participant has not completed at least 5 years of Future Service, Participant's Vested Percentage shall be (i) 40% if he has completed 4 years of Future Service, (ii) 30% if he has completed 3 years of Future Service, (iii) 20% if he has completed 2 years of Future Service, (iv) 10% if he has completed 1 year of Future Service, and (v) 0% if he has not completed 1 year of Future Service.

     5.6      Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.

     5.7      Right of Offset. If at the time any payment is to be made hereunder a Participant is indebted to the Company or otherwise subject to a monetary claim by the Company, the payments remaining to be paid to the Participant under the Plan may, at the Company's discretion, be reduced by setoff against the amount of such indebtedness or claim.

     5.8      No Third Party Rights. Nothing in this Plan or any trust established pursuant to Section 5.2 hereof shall be construed to create any rights hereunder in favor of any person (other than the Company and any Participant) or to limit the Company's right to amend or terminate the Plan in any manner subject to Section 5.5 hereof.

ARTICLE VI

MISCELLANEOUS

     6.1       Nonassignability. No rights or payments to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and no attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or subject to levy, garnishment, attachment, execution or other legal or equitable process. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant, nor be transferable by operation of law in the event of a Participant's bankruptcy or insolvency.

     6.2       Withholding. To the extent required by law the Company shall be entitled to withhold from any payments due hereunder any federal, state and local taxes required to be withheld in connection with such payment.

     6.3      Gender and Number. Wherever appropriate herein, the masculine shall mean the feminine and the singular shall mean the plural or vice versa.

     6.4      Notice. Any notice required or permitted to be made under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to (a) in the case of notice to the Company or the Committee, the principal office of the Company, directed to the attention of the Secretary of the Committee, and (b) in the case of a Participant, such Participant's home or business address maintained in the Company's personnel records. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

     6.5      Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

     6.6      Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of New Jersey.

ARTICLE VII

SURVIVOR BENEFITS

     7.1      General Rule. In the event of the death of a participant who is at least 35 years of age at the time of his death, who is vested in accordance with the provisions of Paragraph 1.20, and who dies prior to commencing payment of his vested benefit under the Plan, a surviving spouse benefit shall be payable under Section 7.2; provided, however, that a participant who otherwise meets the requirements of this Section 7.1 and who is employed by the Company on or after August 9, 2007 , may elect to waive the surviving spouse benefit provided under Section 7.2 and instead elect the survivor benefit provided under Section 7.3. The waiver and election provided under this Section 7.1 must be made by the participant prior to his death and in accordance with procedures adopted by the Committee.

7.2     Surviving Spouse Benefit. The surviving spouse of a deceased participant who otherwise meets the conditions set forth in Section 7.1 shall be entitled to receive a surviving spouse benefit that is actuarially equivalent to 50% of the participant’s vested benefit under the Plan determined as of the date of his death. This surviving spouse benefit shall be payable monthly as a straight life annuity benefit and shall be calculated in accordance with the benefit which the participant would have been entitled to receive at his Normal Retirement Date actuarially adjusted for the 50% joint and survivor annuity form of payment and actuarially reduced for payment prior to the participant’s Normal Retirement Date. Payment of the surviving spouse benefit shall commence on the later of (i) the date the participant would have attained age 60 had the participant survived until such age or (ii) the date of the participant’s death.

7.3     Survivor Benefit. If elected pursuant to 7.1 herein, the beneficiary of a deceased participant who meets the conditions set forth in Section 7.1 shall be entitled to receive a survivor benefit that is actuarially equivalent to 50% of the participant’s vested benefit under the Plan determined as of the date of his death. This survivor benefit shall be payable monthly as an annuity benefit for a guaranteed period of ten years and shall be calculated in accordance with the benefit which the participant would have been entitled to receive at his Normal Retirement Date actuarially adjusted for the guaranteed ten year annuity form of payment and actuarially reduced for payment prior to the participant’s Normal Retirement Date. Payment of the survivor benefit shall commence on the later of (i) the date the participant would have attained age 60 had the participant survived until such age or (ii) the date of the participant’s death. For purposes of this Section 7.3, a participant may designate his spouse, children, domestic partner, or a trust for the benefit of the participant’s spouse, children, or domestic partner, whichever the case may be, as a beneficiary entitled to receipt of the benefit provided hereunder.

Supplement A

1.1     In General

(a)      As of the Spin-off date, Participants transferring to Broadridge Financial Solutions, Inc. (“Broadridge”) are no longer eligible to participate in the Plan, except executive with employee identification number 100600 (“Executive”).

(b)      As of the Spin-off date, Executive’s accrued benefit under the Plan shall be the Executive’s projected accrued benefit at the age of 65 based upon terms and factors agreed upon in Appendix A.

(c)      If Executive voluntarily terminates employment with Broadridge prior to age 65, Executive’s accrued benefit will be re-calculated to what Executive would have accrued from the Spin-off date to the last day employed at Broadridge.

(d)     Executive will no longer be an eligible Participant of the Plan if Executive becomes a participant in any supplemental officers retirement plan sponsored by Broadridge, whose terms are substantially similar to the Plan as of the Spin-off date. Such determination shall be made solely by the Company.

1.2     Distributions

(a)     Executive’s benefits shall commence on his 65th birthday, whether or not Executive is still employed at Broadridge.

(b)     Executive’s elections shall be irrevocable.

Appendix A to Supplement A

Agreed Upon Assumptions to Project the Benefits to Age 65

1- Projected base pay increase of 4% to age 65
2- Target bonus percent increase of 4% to age 65
3- Average of the high & low of the ADP stock price on the day of the spin projected at 8% to age 65

Supplement B

Notwithstanding anything in this Plan to the contrary, each Participant with an employee identification number listed below, shall receive a distribution from this Plan commencing as of the first day of the month following the attainment of age 65.

Employee Identification Number

(i)       103621

(ii)      103594

(iii)     103724